Exhibit 99.1

Covidien Reports First-Quarter Results

•	Net sales up 5%; Medical Devices sales up 6%

•	First-quarter diluted GAAP earnings per share from continuing operations were $1.02; excluding specified items, adjusted diluted earnings per share from continuing operations were $1.13, up 19%

•	Fiscal 2012 sales guidance updated

DUBLIN, Ireland – January 26, 2012 – Covidien plc (NYSE: COV) today reported results for the first quarter of fiscal 2012 (October-December 2011). First-quarter net sales of $2.90 billion increased 5% from the $2.77 billion reported a year ago. Foreign exchange rate movement had no impact on the quarterly sales growth rate.

First-quarter 2012 gross margin of 58.7% rose 2.0 percentage points from the 56.7% of the prior-year period. On an adjusted basis, first-quarter 2012 gross margin of 58.8% was at a record quarterly level, 1.2 percentage points above that of a year ago. This improvement reflected manufacturing cost reduction, benefits from our restructuring programs, favorable foreign exchange and positive business mix.

Selling, general and administrative expenses for the first quarter of 2012 were above those of the comparable quarter of the year before. This was due to higher legal charges and to spending on growth initiatives, primarily to expand the Company’s sales and marketing presence in emerging markets. Research and Development (R&D) expense in the first quarter climbed 21% and represented 5.0% of net sales, versus 4.3% of sales in the year-ago period.

In the first quarter of 2012, the Company reported operating income of $636 million, versus $549 million in the same period the year before. First-quarter 2012 adjusted operating income, excluding the specified items shown on the attached quarterly Non-GAAP reconciliations table, was $705 million, compared with $615 million in the previous year. First-quarter 2012 adjusted operating income, excluding the specified items, represented 24.3% of sales, versus 22.2% a year ago.

The first-quarter 2012 effective tax rate was 16.7%, versus an effective tax rate of 16.1% in the first quarter of 2011. The first-quarter 2012 adjusted tax rate, excluding specified items, was 17.4%, versus 18.4% in the first quarter a year earlier.

Diluted GAAP earnings per share from continuing operations were $1.02 in the first quarter of 2012, versus $0.87 per share in the comparable quarter last year. First-quarter 2012 adjusted diluted earnings per share, excluding specified items, were $1.13, versus $0.95 a year ago, a 19% increase.

“We are off to an excellent start in fiscal 2012, with good sales gains, record gross and operating margins and double-digit EPS growth,” said José E. Almeida, President and CEO. “This strong performance was again led by our largest business segment, Medical Devices, which delivered growth fueled by double-digit advances in Energy and Vascular products.

“During the first quarter, we also significantly increased R&D spending and continued to invest in our emerging markets, where sales again climbed at a double-digit pace,” Mr. Almeida said. “Looking forward, although we face some pressure on our reported results due to the recent strengthening of the U.S. dollar, we remain comfortable with the current annual consensus EPS estimates for 2012. We expect that our broad product portfolio, robust pipeline of new products and ongoing strategic investments funded by our strong cash flow will drive superior operational results for the remainder of 2012 and beyond.”

BUSINESS SEGMENT RESULTS

Medical Devices sales of $1.98 billion in the first quarter were 6% higher than the $1.88 billion in the comparable quarter of last year. Growth was driven by new products and increased volume. First-quarter sales in Endomechanical rose above those of the prior year, fueled by a good growth for stapling products, paced by our innovative Tri-Staple™ reloads. In Soft Tissue Repair, sales were slightly below those of a year ago, as an increase for sutures was more than offset by a decline for mechanical fixation and mesh products. Energy registered another strong double-digit quarterly sales gain, largely due to the continuation of exceptional growth in sales of vessel sealing products. In the Oximetry & Monitoring product line, growth was primarily attributable to higher sales of monitors. In Airway & Ventilation, sales were below those of the year before, as an increase in airway products was overshadowed by lower sales of ventilators. Vascular products posted sales well above those of the previous year, paced by double-digit increases for neurovascular and venous insufficiency products.

Pharmaceuticals sales of $490 million in the first quarter were up 4% from last year’s first-quarter sales of $470 million. Sales of Specialty Pharmaceuticals were slightly above those of a year ago, due to favorable generic pricing and growth for the EXALGO® and PENNSAID® products. Sales of Active Pharmaceutical Ingredients climbed 21%, driven by a sharp gain in narcotics, largely the result of customer order timing. Higher sales in Contrast Products reflected a one-time customer order and increased sales outside the United States. Sales of Radiopharmaceuticals were somewhat below those of the prior year, as higher generator sales were more than offset by lower sales of thallium and other products.

On December 15, 2011, the Company announced that it plans to spin off its pharmaceuticals business into a standalone public company. It anticipates that the transaction will be in the form of a distribution that will be tax-free to U.S. shareholders of a new publicly traded stock in the new pharmaceuticals company. Covidien currently expects that completion of the transaction could take up to 18 months. Earlier this month, the Company announced the appointment of Mark Trudeau as president of its Pharmaceuticals segment and a senior vice president of the Company, effective February 1. A 25-year pharmaceuticals industry veteran, Trudeau is president and chief executive officer of Bayer Healthcare, LLC.

Medical Supplies first-quarter sales of $424 million were virtually unchanged from the $422 million reported in the comparable quarter of 2011, as increased sales of Nursing Care and Medical Surgical products countered decreases for SharpSafety and OEM products.

FISCAL 2012 OUTLOOK

Covidien has updated its fiscal 2012 guidance, originally issued in September 2011, to reflect the strengthening of the dollar versus most currencies, coupled with better operating revenue growth than previously anticipated. The Company now estimates that net sales in fiscal 2012 will be up 1% to 3%, including foreign exchange at current rates. This compares with prior guidance of a 3% to 5% sales increase in 2012. Net sales are now expected to be up 2% to 5% versus 2011 in the Medical Devices segment, up 1% to 4% in the Pharmaceuticals segment and down 2% to flat in the Medical Supplies segment. On an operational basis, excluding the impact of foreign exchange, Covidien now estimates that total Company sales will increase 3% to 5% in fiscal 2012, about one percentage point above its prior guidance.

There is no change to the Company’s guidance for operating margin, which remains at 22% to 23%, or for effective tax rate, which remains at 17% to 18%. Both operating margin and tax rate guidance exclude one-time items. There is also no change to the Company’s guidance of $1.9 billion or higher for free cash flow (net cash provided by continuing operating activities less capital expenditures), excluding any legacy tax payments.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2011 revenue of $11.6 billion, Covidien has 41,000 employees worldwide in more than 65 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Todd Carpenter
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	todd.carpenter@covidien.com

CONFERENCE CALL AND WEBCAST

The Company will hold a conference call for investors today, beginning at 8:30 a.m. ET. This call can be accessed three ways:

•	At Covidien’s website: http://investor.covidien.com

•

By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is 866-383-8119. For participants outside the U.S., the dial-in number is 617-597-5344. The access code for all callers is 67436141.

•

Through an audio replay: A replay of the conference call will be available beginning at 11:30 a.m. on January 26, 2012, and ending at 5:00 p.m. on February 2, 2012. The dial-in number for U.S. participants is 888-286-8010. For participants outside the U.S., the replay dial-in number is 617-801-6888. The replay access code for all callers is 83053610.

NON-GAAP FINANCIAL MEASURES

This press release contains financial measures, including operational growth, adjusted gross margin, adjusted operating income, adjusted earnings per share, adjusted operating margin and free cash flow, which are considered “non-GAAP” financial measures under applicable Securities & Exchange Commission rules and regulations.

These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company’s definition of these non-GAAP measures may differ from similarly titled measures used by others. The Company defines free cash flow as net cash provided by continuing operating activities less capital expenditures.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien’s business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations and the Foreign Corrupt Practices Act, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates and environmental remediation costs. These and other factors are identified and described in more detail in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and in subsequent filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.

Covidien plc

Consolidated Statements of Income

Quarters Ended December 30, 2011 and December 24, 2010

(dollars in millions, except per share data)

	Quarter Ended December 30, 2011	Percent of Net Sales	Quarter Ended December 24, 2010	Percent of Net Sales

Net sales	$2,898	100.0%	$2,769	100.0%
Cost of goods sold (1)	1,197	41.3	1,198	43.3

Gross profit	1,701	58.7	1,571	56.7

Selling, general and administrative expenses (1)	907	31.3	861	31.1
Research and development expenses	144	5.0	119	4.3
Restructuring charges, net	14	0.5	53	1.9
Shareholder settlement income	—	—	(11)	(0.4)

Operating income	636	21.9	549	19.8

Interest expense	(51)	(1.8)	(52)	(1.9)
Interest income	6	0.2	5	0.2
Other income	2	0.1	13	0.5

Income from continuing operations before income taxes	593	20.5	515	18.6

Income tax expense	99	3.4	83	3.0

Income from continuing operations	494	17.0	432	15.6

Loss from discontinued operations, net of income taxes	—	—	(5)	(0.2)

Net income	$494	17.0	$427	15.4

Basic earnings per share:
Income from continuing operations	$1.02		$0.87
Loss from discontinued operations	—		(0.01)
Net income	1.02		0.86

Diluted earnings per share:
Income from continuing operations	$1.02		$0.87
Loss from discontinued operations	—		(0.01)
Net income	1.02		0.86

Weighted-average number of shares outstanding (in millions):
Basic	483		495
Diluted	486		498
(1) Amortization expense of intangible assets is included in the following income statement captions:
Cost of goods sold	$39		$37
Selling, general and administrative expenses	12		12

	$51		$49

Covidien plc

Non-GAAP Reconciliations

Quarters Ended December 30, 2011 and December 24, 2010

(dollars in millions, except per share data)

	Quarter Ended December 30, 2011
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$2,898	$1,701	58.7%	$636	21.9%	$593	$494	$1.02
Adjustments:
Restructuring and related charges, net (1)	—	4		18		18	14	0.03
Legal charges(2)	—	—		47		47	35	0.07
Separation costs (3)	—	—		4		4	4	0.01

As adjusted	$2,898	$1,705	58.8	$705	24.3	$662	$547	1.13

	Quarter Ended December 24, 2010
	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$2,769	$1,571	56.7%	$549	19.8%	$515	$432	$0.87
Adjustments:
Inventory charges (4)	—	24		24		24	15	0.03
Restructuring charges	—	—		53		53	38	0.08
Shareholder settlement income (5)	—	—		(11)		(11)	(11)	(0.02)

As adjusted	$2,769	$1,595	57.6	$615	22.2	$581	$474	0.95

(1)	Amount includes accelerated depreciation, which is included in cost of goods sold.
(2)

Related to our indemnification obligations for certain claims pertaining to all known pending and estimated future pelvic mesh product liability cases, which is included in selling, general and administrative expenses.

(3)	Represents the costs related to the separation of our Pharmaceuticals segment.
(4)	Represents charges in cost of goods sold related to ev3 inventory that had been written up to fair value upon acquisition.
(5)	Represents income related to the reversal of our portion of the remaining reserves for shareholder settlements, which have all been resolved.

Covidien plc

Segment and Geographical Sales

Quarters Ended December 30, 2011 and December 24, 2010

(dollars in millions)

	Quarters Ended
	December 30, 2011	December 24, 2010	Percent change	Currency impact	Operational growth (1)

Medical Devices
United States	$895	$849	5%	—%	5%
Non-U.S.	1,089	1,028	6	1	5

	$1,984	$1,877	6	1	5

Pharmaceuticals
United States	$323	$308	5%	—%	5%
Non-U.S.	167	162	3	(1)	4

	$490	$470	4	(1)	5

Medical Supplies
United States	$375	$370	1%	—%	1%
Non-U.S.	49	52	(6)	(2)	(4)

	$424	$422	—	(1)	1

Covidien plc
United States	$1,593	$1,527	4%	—%	4%
Non-U.S.	1,305	1,242	5	—	5

	$2,898	$2,769	5	—	5

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Select Product Line Sales

Quarters Ended December 30, 2011 and December 24, 2010

(dollars in millions)

	Quarters Ended
	December 30, 2011	December 24, 2010	Percent change	Currency impact	Operational growth (1)

Medical Devices
Endomechanical Instruments	$581	$568	2%	—%	2%
Soft Tissue Repair Products	218	221	(1)	—	(1)
Energy Devices	321	270	19	—	19
Oximetry & Monitoring Products	207	205	1	—	1
Airway & Ventilation Products	181	186	(3)	—	(3)
Vascular Products	387	332	17	1	16

Pharmaceuticals
Specialty Pharmaceuticals	$134	$131	2%	—%	2%
Active Pharmaceutical Ingredients	102	84	21	—	21
Contrast Products	145	143	1	(2)	3
Radiopharmaceuticals	109	112	(3)	(1)	(2)

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.